Exhibit 99.01

Tecogen Announces First Quarter 2016 Results
Delivers significant improvement in operating expense

WALTHAM, Mass., May 11, 2016 - Tecogen® Inc. (NASDAQ:TGEN), a manufacturer and installer of high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use, reported revenues of $5,075,515 for the quarter ended March 31, 2016 compared to $6,103,434 for the same period in 2015, a decrease of 17%. Recent challenging market conditions carried through into the first quarter from the back half of last year and were not helped by a temporary delay of incentive programs in New Jersey for CHP and New York for chillers.
Gross profit was $1,719,344 for the quarter ended March 31, 2016 compared to $2,224,975, a decrease of 23% over the prior year. On a combined basis, operating expense fell to $2,626,210 for the first quarter 2016 from $2,844,584 in the first quarter of 2015, a 7.7% improvement and in line with management's goal to deliver full year operating expense near $10 million.
Revenue results were helped by 9.5% growth in services related revenues over the prior year period that was more than offset by a decline in product sales. Total service revenue growth benefited from increasing penetration in service contracts and favorable operating metrics for the installed fleet. This positive services momentum was partially offset by a decline in installation related revenues as project delays continued in a number of key markets. Conversely, product sales revenues suffered in the period, posting a decline over the prior year comparable quarter of 36%. This decline in total product revenue was impacted by a 12.2% decline in chiller and heat pump sales as well as a decline in cogeneration sales.
Speaking about the quarter, co-Chief Executive Officer Benjamin Locke noted, “Through disciplined control of operating expenses and product cost, we are setting the stage for improved margins as we continue our existing sales of CHP systems, heat pumps, and chillers. Also, our new InVerde e+ that launched this spring is helping reestablish our unique advantage in the New York City marketplace, and our partnership with a gas company is already leading to excellent Ilios projects being developed. We believe all of these developments represent compelling new initiatives to drive growth and shareholder value in the years to come. Longer term, we expect the continued tightening of emissions regulations across the country (similar to the strict standards we have today in Southern California) will grant out Ultera-equipped technology significant competitive advantage."
Major Highlights:
Financial

•
Gross margin in the first quarter 2016 decreased to 33.9% compared to 36.5% in 2015. Margins benefited from continued product-related cost control initiatives but this progress was more than offset by a decline in service margins. Service margins were impacted by a cost-overrun related to a single legacy installation project; processes are in place to prevent such overruns in the future.

•	Gross profit for the first quarter of 2016 was $1,719,344 compared to $2,224,975, a 20% decline when compared to the same period in 2015.

•
General & administrative expense fell 13.0% to $1,892,220 for the quarter compared to $2,174,747 in the prior year period ended March 31, 2015. This improvement is a demonstration of management's disciplined expense control and effectiveness of the operating efficiency program.

•
On a combined basis, operating expense fell to $2,626,210 for the first quarter 2016 from $2,844,584 in the first quarter of 2015, a 7.7% improvement and in line with management's goal to deliver full year operating expense near $10 million.

Exhibit 99.01

•	Consolidated net loss, attributable to Tecogen, for the three months ended March 31, 2016 was $893,168 compared to $617,464 for the same period in 2015.

•	Net loss per share was $0.05 and $0.04 for the three months ended March 31, 2016 and 2015, respectively.
Sales & Operations

•
Current sales backlog of equipment and installations as of Friday May 6, 2016 was $13.1 million. In line with the Company’s goal of consistently delivering quarter-end product backlog greater than $10 million. For the quarter ended March 31, 2016, backlog was $11.5 million, significant growth over the $10.9 million in backlog reported at the same time last year.

•
InVerde e+ launched with many notable features unique to Tecogen including rapid emergency power blackstart capability, best in class electrical efficiency, and seamless integration capability with battery or renewable power systems.

•
Executed an agreement with a regional gas company to sell Tecogen chillers and heat pumps exclusively via the gas company partner in their territory, delivering strong synergies for both the gas company and Tecogen.

•
As a result of rigorous engineering and site analysis work by the Tecogen team, we won a 900 kW multi-unit order worth approximately $2 million from a large international engineering company. The equipment is intended for installation in various locations throughout a Long Island school district and includes engineered accessories, load modules and a long term service agreements.

•	Emissions development progress continued with the completion of phase one testing of the Ultera technology by AVL's California Technology Center.

•
Roll out began for Tecogen's new remote real time monitoring solution, powered by GE Equipment Insight, with the technology installed and running on the first machines. Our technology department also completed the launch of the mobile app for use by the service team and is receiving excellent feed-back to date.

•
Although down on a year-on-year basis, product revenue posted 10% growth over the previous quarter ended December 31, 2015. Product revenue was helped by a pick-up in cogeneration product sales and a significant improvement in chiller sales over the prior quarter.

Conference Call Scheduled for Today at 11:00 am ET
Tecogen will host a conference call today to discuss the first quarter results beginning at 11:00 am eastern time. To listen to the call dial (888) 349-0103 within the U.S., (855) 669-9657 from Canada, or (412) 902-0129 from other international locations. Participants should ask to be joined to the Tecogen Inc. call. Please begin dialing at least 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The conference call will be recorded and available for playback one hour after the end of the call. The earnings conference call will also be webcast live. To view the associated slides, register for and listen to the webcast, go to http://investors.tecogen.com/webcast. Following the call, the webcast will be archived for 30 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call through Wednesday, May 18th, 2016. To listen to the playback, dial (877) 344 7529 within the U.S., (855) 669-9658 from Canada, or (412) 317-0088 outside the U.S. and use Replay Access Code 10084852. Following the call, the webcast will be archived for 30 days.
About Tecogen
Tecogen manufactures, installs, and maintains high efficiency, ultra-clean, combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.

Exhibit 99.01

In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

Forward Looking Statements: This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media & Investor Relations Contact Information:
Ariel F. Babcock, CFA                 John N. Hatsopoulos
P: (781) 466-6413                 P: 781-622-1120
E: Ariel.Babcock@tecogen.com         E: John.Hatsopoulos@tecogen.com

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2016 and December 31, 2015
(unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$4,253,931	$5,486,526
Short-term investments	294,875	294,802
Accounts receivable, net	5,888,310	5,286,863
Unbilled revenue	859,270	1,072,391
Inventory, net	5,301,532	5,683,043
Due from related party	594,599	1,177,261
Prepaid and other current assets	354,891	353,105
Total current assets	17,547,408	19,353,991
Property, plant and equipment, net	549,319	543,754
Intangible assets, net	1,048,280	1,044,611
Goodwill	40,870	40,870
Other assets	58,425	58,425
TOTAL ASSETS	$19,244,302	$21,041,651

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,377,211	$3,311,809
Accrued expenses	1,079,969	1,066,860
Deferred revenue	984,239	996,941
Total current liabilities	4,441,419	5,375,610
Long-term liabilities:
Deferred revenue, net of current portion	322,885	273,162
Senior convertible promissory note, related party	2,963,393	2,951,011
Total liabilities	7,727,697	8,599,783
Commitments and contingencies (Note 6)

Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 18,478,990 issued and outstanding at March 31, 2016 and December 31, 2015	18,479	18,479
Additional paid-in capital	34,522,237	34,501,640
Accumulated deficit	(22,575,605)	(21,682,437)
Total Tecogen Inc. stockholders’ equity	11,965,111	12,837,682
Noncontrolling interest	(448,506)	(395,814)
Total stockholders’ equity	11,516,605	12,441,868
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,244,302	$21,041,651

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2016 and 2015
(unaudited)

	Three months ended March 31,
	2016	2015
Revenues
Products	$2,266,148	$3,537,875
Services	2,809,367	2,565,559
Total revenues	5,075,515	6,103,434
Cost of sales
Products	1,552,716	2,553,638
Services	1,803,455	1,324,821
Total cost of sales	3,356,171	3,878,459
Gross profit	1,719,344	2,224,975
Operating expenses
General and administrative	1,892,220	2,174,747
Selling	515,032	493,674
Research and development	218,958	176,163
Total operating expenses	2,626,210	2,844,584
Loss from operations	(906,866)	(619,609)
Other income (expense)
Interest and other income	2,891	9,103
Interest expense	(42,381)	(42,441)
Total other expense, net	(39,490)	(33,338)
Loss before income taxes	(946,356)	(652,947)
Consolidated net loss	(946,356)	(652,947)
Less: Loss attributable to the noncontrolling interest	53,188	35,483
Net loss attributable to Tecogen Inc.	$(893,168)	$(617,464)
Net loss per share - basic and diluted	$(0.05)	$(0.04)
Weighted average shares outstanding - basic and diluted	18,478,990	16,224,642

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2016 and 2015
(unaudited)

	March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(946,356)	$(652,947)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	65,456	67,239
Provision for inventory reserve	14,000	(40,000)
Stock-based compensation	27,243	93,254
Non-cash interest expense	12,382	12,383
Gain (loss) on sale of assets	640	(5,569)
Provision for losses on accounts receivable	(6,154)	—
Changes in operating assets and liabilities
(Increase) decrease in:
Short term investments	(73)	(353)
Accounts receivable	(595,293)	(659,607)
Unbilled revenue	213,121	(153,905)
Inventory, net	367,511	374,069
Due from related party	582,662	327,843
Prepaid expenses and other current assets	(1,786)	(53,163)
Increase (decrease) in:
Accounts payable	(934,598)	681,160
Accrued expenses	13,109	270,174
Deferred revenue	37,021	(765,124)
Net cash used in operating activities	(1,151,115)	(504,546)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(47,371)	(12,935)
Proceeds from sale of assets	—	5,569
Purchases of intangible assets	(27,959)	(47,237)
Net cash used in investing activities	(75,330)	(54,603)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of stock issuance costs	(6,150)	—
Proceeds from sale of restricted common stock, net	—	996,874
Proceeds from the exercise of stock options	—	360,225
Net cash provided by (used in) financing activities	(6,150)	1,357,099
Net increase (decrease) in cash and cash equivalents	(1,232,595)	797,950
Cash and cash equivalents, beginning of the period	5,486,526	1,186,033
Cash and cash equivalents, end of the period	$4,253,931	$1,983,983
Supplemental disclosures of cash flows information:
Cash paid for interest	$29,999	$30,059